Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2010 FOURTH QUARTER
AND YEAR END RESULTS

BOCA RATON, Fla., April 14, 2011 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the fourth quarter and year ended December 31, 2010.  Results from continuing operations are consistent with preliminary results reported on February 3, 2011 in an 8-K filing with the SEC. As previously announced, the Company completed the sale of its Broadway Ticketing business on December 15, 2010, which has been accounted for as discontinued operations along with the divested Hollywood.com operations.

Net income, which includes the impact of discontinued operations, was $5.7 million, or $0.18 per diluted share, in the 2010 fourth quarter versus a loss of $0.4 million, or $0.01 per share, in the prior year period.  For the full year 2010, net income was $4.9 million, or $0.16 per diluted share, compared to a loss of $5.6 million, or $0.18 per share, in 2009.

On a continuing operations basis which includes the contribution from the Ad Sales and Intellectual Property divisions, net revenues for the 2010 fourth quarter were $1.0 million compared to $1.1 million in the prior-year period.  For the full year 2010, net revenues were $4.0 million versus $4.5 million in 2009.

Loss from continuing operations for the 2010 fourth quarter was $1.6 million, or $0.06 per share, which compares to a loss from continuing operations in the prior year period of $2.3 million, or $0.07 per share. For the full year 2010, loss from continuing operations was $7.1 million, or $0.23 per share, versus a loss from continuing operations in 2009 of $10.9 million, or $0.35 per share.

Mitchell Rubenstein, CEO of Hollywood Media, commented, “With the sale of the Broadway Ticketing business completed, we plan to move forward with our remaining operating businesses.  We are also in the process of significantly reducing our corporate overhead in light of our smaller scope of operations.”

Subsequent to the close of the 2010 fourth quarter, the Company announced on February 25, 2011 that it completed its tender offer of 8 million shares at a total cost of $16.4 million.  As a result, the Company now has approximately 23.2 million shares outstanding.

Change to Quarterly Conference Call Policy: As a result of its reduced operating scale, the Company will no longer host quarterly conference calls.  Management will be available to address any investor questions.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division including Hollywood Media Corp.’s minority interest in MovieTickets.com, UK Theatres Online (formerly known as CinemasOnline), and an Intellectual Property division.

Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2010. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,406,063	$8,365,224
Receivables, net	465,079	604,325
Prepaid expenses	1,055,972	1,882,444
Other receivables	59,224	270,064
Related party receivable	299,963	335,245
Current assets of discontinued operations	-	20,940,282
Total current assets	31,286,301	32,397,584

PROPERTY AND EQUIPMENT, net	455,436	773,682
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	955,065	230,097
INTANGIBLE ASSETS, net	7,549	142,076
GOODWILL	14,595,783	14,595,783
OTHER ASSETS	18,425	21,082
LONG TERM ASSETS OF DISCONTINUED OPERATIONS	-	9,445,875
TOTAL ASSETS	$47,318,559	$57,606,179

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$802,684	$896,909
Accrued expenses and other	6,804,066	859,075
Deferred revenue	980,786	1,176,636
Customer deposits	654,554	616,692
Current portion of capital lease obligations	60,031	104,254
Current portion of notes payable	2,362	37,454
Current liabilities of discontinued operations	-	19,931,745
Total current liabilities	9,304,483	23,622,765

DEFERRED REVENUE	148,002	309,190
CAPITAL LEASE OBLIGATIONS, less current portion	38,217	73,909
OTHER DEFERRED LIABILITY	75,120	236,258
NOTES PAYABLE, less current portion	-	2,432
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	-	871,216

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 31,179,066 and 31,037,656 shares issued and outstanding at December 31, 2010 and
December 31, 2009, respectively	311,791	310,377
Additional paid-in capital	309,898,584	309,480,331
Accumulated deficit	(272,410,281)	(277,315,848)
Total Hollywood Media Corp shareholders' equity	37,800,094	32,474,860
Non-controlling interest	(47,357)	15,549
Total shareholders' equity	37,752,737	32,490,409
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$47,318,559	$57,606,179

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	TWELVE MONTHS ENDED		THREE MONTHS ENDED
	December 31,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
NET REVENUES	$3,995,177	$4,518,548	$1,014,084	$1,077,148

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	2,641,205	2,569,354	667,021	625,144
Selling, general and administrative	3,677,612	4,340,061	393,932	1,061,897
Payroll and benefits	4,799,058	4,872,398	1,205,178	1,582,682
Depreciation and amortization	541,326	743,995	101,746	177,313

Total operating costs and expenses	11,659,201	12,525,808	2,367,877	3,447,036

Loss from operations	(7,664,024)	(8,007,260)	(1,353,793)	(2,369,888)

EARNINGS (LOSSES) OF UNCONSOLIDATED INVESTEES
Equity in earnings of unconsolidated investees	765,015	2,006,498	128,176	93,592
Impairment loss	-	(5,000,000)	-	-
Total equity in earnings (losses) of unconsolidated investees	765,015	(2,993,502)	128,176	93,592

OTHER INCOME (EXPENSE)
Interest, net	64,916	16,161	54,179	7,539
Other, net	6,311	(35,227)	(75,473)	(7,324)
Income taxes, net of refunds	(283,756)	83,286	(334,134)	16,916

Loss from continuing operations	(7,111,538)	(10,936,542)	(1,581,045)	(2,259,165)

Gain on sale of discontinued operations, net of income taxes	6,057,421	614,572	5,550,519	142,085
Income of discontinued operations	5,909,763	4,699,144	1,733,082	1,696,995

Income from discontinued operations	11,967,184	5,313,716	7,283,601	1,839,080

Net income (loss)	4,855,646	(5,622,826)	5,702,556	(420,085)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	49,921	2,409	11,869	35,230

Net income (loss) attributable to Hollywood Media Corp	$4,905,567	$(5,620,417)	$5,714,425	$(384,855)

Basic and diluted income (loss) per common share
Continuing operations	$(0.23)	$(0.35)	$(0.06)	$(0.07)
Discontinued operations	0.39	0.17	0.24	0.06
Total basic and diluted net income (loss) per share	$0.16	$(0.18)	$0.18	$(0.01)

Weighted average common and common equivalent shares
outstanding - basic and diluted	30,937,619	30,584,902	30,988,851	30,642,730